Exhibit 99.1

News Release

Farmer Bros. Reports Fiscal 2009 Net Loss Per Share of $2.29

TORRANCE, Calif. — Sept. 15, 2009 — Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss for its fourth fiscal quarter ended June 30, 2009 of $25.6 million or $2.00 per share, compared with a net loss in last year’s fourth quarter of $4.0 million or $0.28 per share. For the full fiscal year, the Company reported a net loss of $33.3 million or $2.29 per share, compared with fiscal 2008 net loss of $7.9 million or $0.55 per share.

These results for fiscal 2009 primarily reflect a reserve against the Company’s deferred tax account, resulting in a non-cash tax expense of $19.7 million or ($1.76) for the fourth quarter and ($1.35) per share for the full year, and $23.8 million in other non-cash charges, including depreciation and ESOP expenses (share-based compensation expense).

Pension-Related Charges Result in Valuation Allowance of $19.7 Million or ($1.35) Per Share

The Company recorded a non-cash charge against its deferred tax assets. The value of a deferred tax asset account relies largely upon the Company’s ability to use those assets in the future. Accounting rules require that a reserve against deferred tax assets be made when there is not sufficient verifiable evidence that the future tax deductions (deferred tax assets) will be realized.  The accounting rules give more weight to the three-year historical (and verifiable) tax losses than to Company projections of future taxable earnings

The largest driver of the change in deferred tax assets relates to the decline in value of the Company’s pension plan assets during fiscal 2009.  The assets of the Company’s pension plans are invested in a diversified portfolio of stocks and bonds that have decreased in market values in the wake of declines in financial markets. The Company said its pension asset values have improved since year end and, if this trend continues and if future operating results reflect the planned improvements resulting from the integration of the DSD Coffee Business, the need for this reserve may be eliminated.

Net Sales Increased 28% from $266.5 Million in Fiscal 2008 to $341.7 Million in Fiscal 2009

Approximately 81% of the growth in net sales was due to the addition of the results of the Sara Lee DSD Coffee Business.  The acquired business added approximately $60 million to top line growth from its acquisition date of March 1, 2009.  Legacy business of Farmer Bros. net sales increased 5% in fiscal 2009 compared with fiscal 2008.

Cost of goods sold in fiscal 2009 increased 23% from $147.1 million in fiscal 2008, or 55% of sales, to $181.5 million in fiscal 2009, or 53% of sales.  Approximately 87% of this increase resulted from the addition of the DSD Coffee Business.  Gross profit increased 34 % to $160.2 million in fiscal 2009 from $119.4 million in the prior year, with gross margins of 47% in fiscal 2009 and 45% in fiscal 2008.

Operating expenses also increased 35% in fiscal 2009 versus fiscal 2008 — from 49% of sales to 51% of sales.  Approximately 54% of this increase reflects the addition of the DSD Coffee Business.

Operating Losses Reflect Substantial One-Time Charges and Increased Depreciation

The company experienced higher pretax losses from operations of $15.2 million in fiscal 2009 compared with $10.6 million for fiscal 2008.  The fiscal 2009 results reflect non-recurring expenses, which include approximately $2.1 million to relocate the operations of the Company’s specialty coffee unit, Coffee Bean Intl. (CBI), to a new manufacturing facility in Portland, Oregon.  Depreciation and amortization increased by approximately $8.5 million in fiscal 2009 compared with 2008 as a result of investments in plant and equipment, including the CBI plant.  Other costs have been incurred in preparation for the acquisition of the DSD Coffee Business, for example to staff administrative functions (accounts receivable & payable, accounting, human resources and payroll).  These costs have been absorbed in fiscal 2009 in advance in anticipation of the acquisition.  Efficiencies resulting from the integration are not expected to begin to be apparent until the final quarter of fiscal 2010.

Investments in the Future

“Although our financial results continued to show disappointing losses, fiscal 2009 was a pivotal year for the operations of Farmer Bros., and we are now positioned to reap the benefits of the significant investments we have made in our operations,” said Rocky Laverty, President and CEO. “Our net sales show encouraging growth — both related to our DSD acquisition and in our legacy Farmer Bros. businesses.  We believe the improvements to our business through long-term investment — including the relocation of CBI’s operations, the addition of two new roasters and associated equipment for our Torrance facility, the completion of the implementation of our mobile sales software, and, of course, the acquisition of the DSD Coffee Business — solidify our position in the market and are key to generating additional increased sales.

“While some of our investment projects will continue into 2010, much of next year will be concerned with integrating this acquisition.  We have essentially doubled the size of our Company, and now we look forward to realizing significant operating efficiencies while we continue to work to grow our top line throughout our new national service area and with our many thousands of new and legacy customers,” added Mr. Laverty.

The Company continues to generate cash.  It ended the fiscal year with cash and short-term investments of $63.0 million compared with $123.3 million at the end of fiscal 2008. This represents a decline of $60.3 million. In contrast, the Company had cash outlays in the fiscal year of $74.9 million including outlays for the DSD Coffee Business of $16.1 million; capital expenditures of $38.9 million (including $11.2 million investment in the CBI plant); dividends $6.6 million; and debt retirement of $13.3 million. The Company reduced its debt from the $29.5 million it incurred to purchase the DSD Coffee Business to $8.9 million at the end of August 2009.

Operating Highlights

The Company reported the following operational highlights during the quarter:

•                  Farmer Bros. completed its acquisition of Sara Lee’s DSD Coffee Business on Feb. 28, 2009 in a cash transaction of approximately $48.3 million.  The acquisition gives Farmer Bros. more than 2,000 additional product  SKUs, more than 60 trademarks and service marks including many major regional brands, it adds new competitive advantages as it pursues national chain accounts, and it broadens and diversifies the Company’s customer base.  The acquisition expands Farmer Bros.’ geographic reach from 28 states to all 48 contiguous states, making the Company the only national direct-store delivery company that is focused on coffee and allied products.

•                  In August 2008, the Company completed the construction of a new, state of the art headquarters and manufacturing plant in Portland, Oregon for its specialty coffee unit, Coffee Bean Intl.  The total cost was approximately $22.3 million, of which $11.2 million was incurred in fiscal 2009, all of which was funded using the Company’s cash.

•                  The Company invested a total of $2.9 million for two new high-speed and high-efficiency coffee roasters and associated production and packaging equipment in its Torrance facility, of which $1.7 million was incurred in fiscal 2009.  The roasters will be installed after the Company receives regulatory approval.  The project is expected to be completed in fiscal 2010 at an additional cost of approximately $6.0 million.

•                  Farmer Bros. completed the implementation of its mobile sales software at a total cost of approximately $3.1 million, of which $2.2 million was incurred in fiscal 2009.  The Company expects to implement the same software across the DSD Coffee Business sales network during fiscal 2010.

•                  The Company continued its process of integrating the DSD Coffee Business into its legacy DSD operations. During fiscal 2009, management worked to ensure the stability of the operations and customer base. In fiscal 2010, management will begin to take steps to capture the cost-saving synergies that can result from the consolidation of the two businesses.

Valuation Allowance

The Company has two defined-benefit retirement plans for the majority of the Company’s employees. The plans’ total benefit obligation was $100.1 million while their assets declined to $61.7 million at the end of fiscal 2009. In contrast, for fiscal 2008, the Company’s pension actuaries determined that the pension plans were overfunded.  This decline in pension asset values is recognized on the Company’s balance sheet in other comprehensive income and as a deferred tax asset. The deferred tax assets increased in fiscal 2009 to $41.4 million, up from $21.6 million in fiscal 2008.

Under SFAS No. 109, more weight is given to verifiable three-year historical cumulative losses than to the Company’s expectations and projections related to the planned improvements in operating results from the integration of the DSD Coffee Business.  As a result, the Company has established a valuation allowance against the deferred tax assets in the amount of $33.3 million. Of this amount, $19.7 million was recorded as a fiscal 2009 tax expense.

Recording a valuation allowance does not affect the Company’s cash, nor does such an allowance preclude the Company from utilizing net operating loss tax carry-forwards in the future.  If pension asset values improve and if the Company’s operating results improve as planned, the need for this reserve may be eliminated.

About Farmer Bros.

Farmer Bros. Co. is the nation’s largest direct-store delivery business for coffee and allied products such as cappuccino, cocoa mixes and spices. It roasts and packages coffee for more than 10 brands; it processes and packages allied products; it directly delivers its products and services to food service operators and retailers in all 48 contiguous states. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this press release and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI and DSD Coffee Business acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company uses “Non-GAAP adjusted operating cash flow” as a measure of the Company’s operating trends.  Investors are cautioned that “Non-GAAP adjusted operating cash flow” is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP).  The “Non-GAAP adjusted operating cash flow” numbers presented may not be comparable to similarly titled measures reported by other companies.   “Non-GAAP adjusted operating cash flow,” while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP.  Consistent with Regulation G under the U.S.

federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “NON-GAAP ADJUSTED OPERATING CASH FLOW” following the Consolidated Statements of Operations included in this release.

FARMER BROS. CO.

QUARTERLY FINANCIAL DATA (UNAUDITED)

(Dollars in thousands, except share and per share data)

	June 30,	June 30,
	2009	2008

Net sales	$113,066	$66,907
Gross profit	$49,289	$25,851
(Loss) income from operations	$(9,555)	$(7,901)
Net loss	$(25,642)	$(4,034)
Net loss per common share	$(2.00)	$(0.28)

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Years ended June 30,
	2009	2008	2007
Net sales	$341,724	$266,485	$216,259
Cost of goods sold	181,508	147,073	108,171
Gross profit	$160,216	$119,412	$108,088
Selling expense	138,876	98,918	83,943
General and administrative expenses	36,543	31,138	28,221
Operating expenses	$175,419	$130,056	$112,164
Loss from operations	$(15,203)	$(10,644)	$(4,076)
Other (expense) income:
Dividend income	3,563	4,056	3,923
Interest income	901	3,608	5,768
Other, net (expense) income	(8,248)	(12,343)	1,233
Total other (expense) income	$(3,784)	$(4,679)	$10,924
(Loss) income before taxes	(18,987)	(15,323)	6,848
Income tax (benefit) expense	14,283	(7,399)	33
Net (loss) income	$(33,270)	$(7,924)	$6,815
Net (loss) income per common share	$(2.29)	$(0.55)	$0.48

Weighted average shares outstanding	14,508,320	14,284,324	14,106,011
Cash dividends declared per common share	$0.46	$0.46	$0.44

FARMER BROS. CO.

NON-GAAP ADJUSTED OPERATING CASH FLOW

(Dollars in thousands)

	Years ended June 30,
	2009	2008	2007
GAAP Loss from operations	$(15,203)	$(10,644)	$(4,076)
Add non-cash charges:
Depreciation and amortization	18,292	9,757	9,324
Share based compensation	5,452	5,501	5,168
Non-GAAP non-cash charges	$23,744	$15,258	$14,492
Non-GAAP operating cash flow	8,541	4,614	10,416
Add non-recurring capital expenses - CBI	2,100	—	—
Non-GAAP adjusted operating cash flow	$10,641	$4,614	$10,416

CONTACT: Abernathy MacGregor Group               Jim Lucas/Megan Klein, 213-630-6550